UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SERVICESOURCE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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634 Second Street
San Francisco, California 94107
(415) 901-6030

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF SERVICESOURCE INTERNATIONAL, INC.:

NOTICE IS HEREBY GIVEN that the 2014 annual meeting of stockholders of ServiceSource International, Inc., a Delaware corporation, will be held on Thursday, May 29, 2014 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107, for the following purposes:

1.	Elect the two nominees for Class III director named in this proxy statement to the board of directors to hold office until our 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.	Vote, on an advisory basis, to approve the compensation of the named executive officers for the year ended December 31, 2013, as set forth in this proxy statement;
3.	Ratify the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
4.	To transact any and all other business that may properly come before the meeting or at any and all adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting at this time.

The meeting will begin promptly at 9:00 a.m., Pacific Time. Only stockholders of record at the close of business on April 11, 2014, or their valid proxies, are entitled to attend and vote at the meeting and any and all adjournments or postponements of the meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, bank, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 11, 2014, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership to attend the meeting.

A complete list of the stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during normal business hours at our corporate headquarters.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Information about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors

Michael A. Smerklo
Chief Executive Officer and Chairman of the Board

San Francisco, California
April 28, 2014

This notice of our annual meeting of stockholders and proxy statement and proxy card are being distributed and made available on or about April 28, 2014.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

i

ii

SERVICESOURCE INTERNATIONAL, INC.
634 Second Street
San Francisco, California 94107
(415) 901-6030

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held May 29, 2014

INFORMATION ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Proxy

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the Internet. We have designated our Chief Executive Officer and Chairman of the Board, Michael A. Smerklo, our Chief Financial Officer, Ashley F. Johnson, and our Vice President and General Counsel, Matthew L. Goldberg, to serve as proxies for the annual meeting.

Proxy Materials

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2014 annual meeting of stockholders, which will take place on Thursday, May 29, 2014 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors and certain other required corporate information.

This proxy statement and the accompanying proxy card, notice of annual meeting and voting instructions are being distributed and made available on or about April 28, 2014 to all stockholders of record entitled to vote at the annual meeting.

Electronic Access to the Proxy Materials

The notice of annual meeting, proxy statement, and annual report are available on our website by visiting http://ir.servicesource.com/.

Voting of Shares

Each share of our common stock issued and outstanding as of the close of business on April 11, 2014, the record date for the 2014 annual meeting of stockholders, is entitled to vote on all items being considered at the 2014 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 83,065,569 shares of common stock issued and outstanding.

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

Stockholder of Record and Beneficial Owners in Street Name

Many of our stockholders hold their shares as a beneficial owner in street name through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered with respect to those shares the stockholder of record and these proxy materials were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the annual meeting. We have enclosed a proxy card for you to use with the printed proxy materials delivered to you. You may also vote on the Internet or by telephone.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are considered the beneficial owner of shares held in street name, and the notice of annual meeting, proxy statement and annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker or other nominee.

ServiceSource’s Transfer Agent

Contact our transfer agent by writing Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Mendota Heights, MN 55120, or by telephoning (800) 468-9716.

Attending and Voting at the Annual Meeting

You are entitled to attend the annual meeting only if you were a stockholder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 11, 2014, together with a copy of the voting instruction card provided by your broker, bank, or nominee, or other similar evidence of ownership.

If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card or, if you vote by telephone or Internet, by indicating your plans when prompted.

Note that we do not expect to webcast the annual meeting.

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting without Attending the Annual Meeting

By mail

Complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card in favor of the recommendations of our board of directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other nominee holder of record. Simply complete and mail the proxy card provided to the address provided by your broker, bank or other nominee holder of record.

You may still attend the annual meeting in person even if you have already voted by proxy.

By telephone or on the Internet

If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card.

If you are a beneficial owner of shares, your broker, bank or other holder of record may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voter Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within ServiceSource or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Changing Votes and Revoking Proxies

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 634 Second Street, San Francisco, California 94107, by contacting our corporate secretary.

Quorum Requirements for Conducting Business at the Annual Meeting

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding shares of common stock be present in person or represented by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

Board of Directors Recommendations for Your Vote

Our board of directors recommends that you vote your shares:

•	“FOR” each of the two nominees for Class III director named in this proxy statement.
•	“FOR” on an advisory basis, approval of the compensation of our named executive officers for the year ended December 31, 2013.
•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year.

Voting Requirement to Approve Each of the Proposals

Proposal	Vote Required	Discretionary Broker Voting Allowed?
Election of Class III directors	Plurality of the shares	No
Advisory Vote to Approve Executive Compensation	Majority of the shares present, represented and entitled to vote at the meeting	No
Ratification of PricewaterhouseCoopers LLP	Majority of the shares present, represented and entitled to vote at the meeting	Yes

If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Your broker, bank or other nominee holder of record does not have discretionary authority to vote on the other two proposals without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors and the two advisory compensation proposals to your broker, bank or other nominee holder of record.

Election of Class III Directors

The nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors. You may vote “FOR” or “WITHHOLD” for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class III director will not be voted with respect to such director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors.

In addition, you may not cumulate your votes for the election of directors.

Advisory Vote on Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2013. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Ratification of PricewaterhouseCoopers LLP

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to ratify the selection by our audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Additional Matters Presented at the Annual Meeting

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael A. Smerklo, Ashley F. Johnson and Matthew L. Goldberg, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

If for any reason any of the nominees is not available as a candidate for director at the annual meeting, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Inspector of Elections

A representative of Wells Fargo Shareowner Services will tabulate the votes and act as inspector of elections.

Costs of Soliciting Votes

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners. We have hired Georgeson Inc. to assist with the solicitation of proxies. We will pay Georgeson Inc. a fee of approximately $7,500 for its services and reimburse reasonable out-of-pocket expenses.

Publication of Voting Results

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of our notice of annual meeting, proxy statement and annual report, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice of annual meeting, proxy statement and annual report, please direct your written request to:

ServiceSource International, Inc.
Attention: Investor Relations
634 Second Street
San Francisco, California 94107

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Deadline for Stockholder Proposals and Stockholder Nominees for Director for Next Year

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not earlier than December 29, 2014. However, if we hold our 2015 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2014 annual meeting, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Proposals should be addressed to:

ServiceSource International, Inc.
Attn: Corporate Secretary
634 Second Street
San Francisco, California 94107
Fax: 415-962-3230

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is:

•	specified in our proxy materials with respect to such meeting,
•	otherwise properly brought before the meeting by or at the direction of our board of directors, or
•	properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.

To be timely for our 2015 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than December 29, 2014 and
•	not later than the close of business on January 28, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2014 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Director Candidate Recommendations

You may recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the corporate secretary of ServiceSource at the address set forth above. For additional information regarding stockholder recommendations for director candidates and our related requirements, see “Corporate Governance and Board Committees — Process for Recommending Candidates to the Board of Directors.”

Director Candidate Nominations

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Accordingly, we adopted a Code of Business Conduct and Ethics that applies to our board of directors, officers and employees, including our chief executive officer, chief financial officer and other principal executive and senior financial officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our Code of Business Conduct and Ethics is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. We will disclose on our website any amendments to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Role and Composition of the Board

Our board of directors is currently composed of nine members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and nine directors are currently authorized. Immediately prior to our 2014 annual meeting, the number of authorized directors will be reduced by one to eight members as we are not nominating Marc F. McMorris for reelection. We greatly appreciate the contributions Mr. McMorris has made to ServiceSource and thank him for his service on our board of directors.

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Bruce W. Dunlevie, Barry D. Reynolds and Robert G. Ashe, whose terms expire at the annual meeting of stockholders to be held in 2015;
•	the Class II directors are James C. Madden, Thomas F. Mendoza and Richard J. Campione, whose terms expire at the annual meeting of stockholders to be held in 2016; and
•	the Class III directors are Steven M. Cakebread, Marc F. McMorris and Michael A. Smerklo, whose terms expire at the annual meeting of stockholders to be held in 2014. We are nominating Mr. Cakebread and Mr. Smerklo for reelection.

Upon expiration of the term of a class of directors, directors for that class will be up for election for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management.

Board Leadership Structure

Our board of directors currently believes that our company is best served by combining the roles of a chairman of the board and chief executive officer, coupled with a lead independent director. Mr. Smerklo, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors, which are essential to effective governance.

Lead Director:  Roles and Responsibilities

Bruce Dunlevie is our lead independent director. As the lead independent director, Mr. Dunlevie is responsible for helping to set the agendas for board meetings, coordinating the activities of the independent directors and presiding over board meetings if the chairman is absent. In addition, the lead independent director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate. The lead independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The role given to the lead independent director helps ensure a strong, independent and active board of directors.

Board’s Role in Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, and our compensation committee oversees risk related to compensation policies. Our nominating and governance committee also reviews and recommends corporate governance policies and practices to reduce the risk of wrongdoing and to promote good corporate governance. Each of our committees reports to the full board of directors with respect to these matters, among others.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Director Independence

Under the rules of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of the following non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ: Messrs. Ashe, Cakebread, Dunlevie, Madden, McMorris, Mendoza and Reynolds. Our board of directors also determined that Messrs. Cakebread, McMorris and Reynolds, who compose our audit committee, Messrs. Cakebread, Madden and McMorris, who compose our compensation committee, and Messrs. Ashe, Madden, Mendoza and Reynolds, who compose our nominating and corporate governance committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ. In making these determinations, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee.  Our audit committee consists of Messrs. Ashe, Cakebread, McMorris and Reynolds, each of whom is a non-employee director. All members of our audit committee meet the requirements for financial literacy established by the applicable rules and regulations of the SEC and NASDAQ. Mr. Cakebread is the chairperson of our audit committee, is our audit committee financial expert, as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and is responsible for, among other things:

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance and approving the audit and non-audit services performed by our independent auditors;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing our interim and year-end operating results with management and the independent auditors;
•	preparing the audit committee report that the SEC requires in our annual proxy statement; and
•	reviewing annually the audit committee charter and the committee’s performance.

Our audit committee held seven meetings during 2013. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Audit Committee Report is included later in this proxy statement.

Compensation Committee.  Our compensation committee consists of Messrs. Cakebread, Madden, McMorris and Mendoza, each of whom is a non-employee director. Mr. Madden is the chairperson of our compensation committee. All of the members of our compensation committee meet the definition of outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees and is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs, including the approval of stock grants;
•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;
•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement;
•	administering, reviewing and making recommendations with respect to our equity compensation plans; and
•	reviewing annually the compensation committee charter and the committee’s performance.

See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee held six meetings during 2013. Our compensation committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Compensation Committee Report is included later in this proxy statement.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Ashe, Madden, Mendoza and Reynolds. Mr. Reynolds is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;
•	establishing procedures for the submission of candidates for election to our board (including recommendations by stockholders of the Company);
•	establishing procedures for identifying and evaluating nominees for director;
•	creating a succession plan in the event of key executive departures;
•	assessing the performance of members of our board of directors and making recommendations regarding committee and chair assignments;
•	recommending desired qualifications for board membership and conducting searches for potential board members; and
•	reviewing and making recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee will consider recommendations of candidates for the board of directors submitted by our stockholders as described under “Process for Recommending Candidates to the Board of Directors” below.

Our nominating and corporate governance committee held three meetings during 2013. Our nominating and corporate governance committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

2013 Board Meetings

During 2013, our board of directors held six meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he served during the past year.

Executive Sessions of Independent Directors

Independent members of our board of directors convene executive sessions without the presence of our non-independent director or members of the Company’s management from time to time as deemed necessary or appropriate. Messrs. Campione and Smerklo do not participate in such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Cakebread, Madden and McMorris served as members of our compensation committee during 2013. None of the members of our compensation committee is, or was during 2013, an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Identifying and Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our committee will consider the following:

•	the current size and composition of our board of directors and the needs of the board and its respective committees;
•	factors such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, without assigning any particular weighting or priority to any of these factors; and
•	other factors that our committee may consider appropriate.

Our committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

•	the highest personal and professional ethics and integrity;
•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
•	skills that are complementary to those of the existing board;
•	the ability to assist and support management and make significant contributions to our success; and
•	an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors.

Our nominating and corporate governance committee has established Policies and Procedures for Director Candidates, which includes the policy of considering any individual recommended as a prospective director nominee by a stockholder holding no less than 4% of the outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The committee will consider candidates recommended by such stockholders in the same manner as candidates recommended to the committee from other sources.

Stockholder recommendations for candidates to the board of directors must be directed in writing to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Communications with the Board of Directors

Stockholders who wish to communicate with our board are welcome to do so either in writing, at the following address: ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, or online at www.servicesource.com and clicking through “Company,” “Investor Relations,” “Corporate Governance” and “Contact the Board.” Communications are distributed to our board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation Policy

In February 2011, our board of directors approved an outside director compensation policy that applies to all of our non-employee directors, which became effective upon the completion of our initial public offering. This policy provides that each such non-employee director will receive the following compensation for board services:

•	an annual cash retainer of $20,000 for board service;
•	an annual cash retainer for serving as the chairman of the audit committee of $25,000, for serving as chairman of the compensation committee of $25,000 and for serving as chairman of the nominating and corporate governance committee of $10,000;
•	an annual cash retainer for serving as a member of the audit committee of $17,500, for serving as a member of the compensation committee of $17,500 and for serving as a member of the nominating and corporate governance committee of $7,500; and
•	upon first joining the board of directors, an automatic initial stock option grant for the purchase of 75,000 shares of common stock.

An initial stock option grant will vest as to one-quarter of the shares on the one-year anniversary of the grant date and monthly thereafter so that the option is fully vested four years after the grant date, subject to continued service as a director through each such date.

In addition, we reimburse non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

We granted Mr. Ashe an option to purchase 75,000 shares of our common stock under our 2011 Equity Incentive Plan in connection with his appointment to the board of directors in March 2013.

The 2011 Equity Incentive Plan provides that in the event we merge with or into another corporation or undergo a change in control, as defined in the 2011 Equity Incentive Plan, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2011 Equity Incentive Plan. If there is no assumption or substitution of outstanding options, then such options will become fully vested and exercisable. In addition, the administrator will notify participants in writing or electronically that options under the 2011 Equity Incentive Plan will be exercisable for a period of time determined by the administrator, and will terminate upon expiration of such period to the extent unexercised.

2013 Director Compensation

The following table sets forth information regarding compensation paid or accrued for services rendered to us by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Robert G. Ashe(2)	$20,466	$198,488	$218,954
Steven M. Cakebread	$62,500	—	$62,500
Bruce W. Dunlevie	$20,000	—	$20,000
James C. Madden	$47,500	—	$47,500
Marc F. McMorris	$62,500	—	$62,500
Thomas F. Mendoza	$27,500	—	$27,500
Barry D. Reynolds	$37,500	—	$37,500

(1)	The amount in this column reflects the grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amount does not necessarily correspond to the actual value recognized by the non-employee director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our consolidated financial statement included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Mr. Ashe joined our board of directors in March 2013.

The aggregate number of shares subject to stock options outstanding and restricted stock units at December 31, 2013 for each non-employee director was as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2013	Aggregate Number of Stock Awards Outstanding as of December 31, 2013
Robert G. Ashe	75,000	—
Steven M. Cakebread	284,147	—
Bruce W. Dunlevie	—	—
James C. Madden	264,000	—
Marc F. McMorris	—	—
Thomas F. Mendoza	—	25,000
Barry D. Reynolds	—	—

PROPOSAL NUMBER 1
ELECTION OF CLASS II DIRECTORS

Board Structure

Our board of directors is currently composed of nine members. Our certificate of incorporation and bylaws provide that the number of our directors shall be one or more members, as determined from time to time by resolution of our board of directors. Immediately prior to our 2014 annual meeting, the number of authorized directors will be reduced by one to eight members as we are not nominating Mr. McMorris for reelection.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2015 for the Class I directors, 2016 for the Class II directors and 2017 for the Class III directors.

Information Regarding Nominees for Class III Directors

At the 2014 annual meeting, two Class III directors will be elected to the board of directors by the holders of common stock. Our nominating and corporate governance committee recommended, and our board of directors nominated, Steven M. Cakebread and Michael A. Smerklo as nominees for election as Class III directors at the 2014 annual meeting. Biographical information about each nominee is provided below. A discussion of the qualifications attributes and skills of each nominee that led our board of directors and our nominating and corporate governance committee to the conclusion that he should continue to serve as a director has been added following each nominee’s biography.

Messrs. Cakebread and Smerklo have agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the 2014 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

The following table sets forth the names, ages and positions of our director nominees as of April 1, 2014:

Name of Class III Nominees	Age	Position
Michael A. Smerklo	44	Director
Steven M. Cakebread(1)	62	Chief Executive Officer & Chairman of the Board

(1)	Chair of the audit committee; member of the compensation committee.

Michael A. Smerklo has served as our Chief Executive Officer since January 2003 and as Chairman of our board of directors since November 2008. Prior to joining us, Mr. Smerklo served as Director of Business Development at Opsware, Inc., a software company, from 2000 to 2001. From 1998 to 2000, he served as an Associate at Morgan Stanley & Co. LLC, a financial services firm. Mr. Smerklo serves as a director of SPS Commerce, Inc., a provider of on-demand supply chain management solutions. We believe that Mr. Smerklo possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as our founder and the longest serving member of our board of directors, Mr. Smerklo possesses a deep understanding of our business as it has evolved over time. Of particular value is the operational experience and perspective he brings as our Chief Executive Officer. We believe Mr. Smerklo is a highly regarded leader in the service revenue management industry and that his operational experience greatly enhances the overall skill set of our board.

Steven M. Cakebread has served as a member of our board of directors since January 2010. Since April 2013, Mr. Cakebread has served as Chief Accounting Officer and Chief Financial Officer of D-Wave Systems Inc., a quantum computing company. From March 2010 to December 2012, Mr. Cakebread served as Chief Financial Officer of Pandora Media, Inc., a provider of personalized internet radio and music discovery services. From August 2009 to March 2010, Mr. Cakebread was a Principal with J. Stevens & Co. LLC, a consulting company. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of salesforce.com, inc., a CRM service provider, from March 2008 to February 2009, and as salesforce.com, inc.’s Chief Financial Officer from May 2002 to March 2008. He also serves as a member of the board of directors of Solar Winds, Inc., a provider of information technology management software, since January 2008 and Care.com Inc., an online marketplace for finding and managing family care, and previously served on the board of directors of eHealth, Inc. from June 2006 to June 2012. We believe that Mr. Cakebread possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Cakebread has deep experience in the software industry, including software-as-a-service, which gives him a strong expertise on our business model and a valuable understanding of a large segment of our customer base. Mr. Cakebread also possesses financial expertise due to his experience as Chief Financial Officer at several technology companies and his past service as director of other technology firms.

Information Regarding Directors Not Standing for Re-Election

The following table sets forth the names, ages and positions of our directors not standing for re-election as of April 1, 2014:

Name	Age	Position
Class I Directors (term expires 2015)
Robert G. Ashe(1)(3)	55	Director
Bruce W. Dunlevie	57	Director
Barry D. Reynolds(1)(3)	52	Director
Class II Directors (term expires 2016)
Richard J. Campione	50	Director
James C. Madden(2)(3)	52	Director
Thomas F. Mendoza(2)	63	Director
Class III Director (term expires 2014)
Marc F. McMorris(1)(2)	45	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Robert G. Ashe has served as a member of our board of directors since March 2013. Mr. Ashe was most recently General Manager of Business Analytics at IBM, a position from which he retired in January 2012. Mr. Ashe worked at IBM from 2008 until his retirement. Prior to that, Mr. Ashe was President, Chief Executive Officer and Director of Cognos, a business intelligence and performance management company. He worked at Cognos from 1984 until 2008 when Cognos was acquired by IBM, holding various executive positions, including Chief Financial Officer. He is a member of the board of MSCI Inc., a provider of investment decision support tools. Mr. Ashe is also a member of the board of Halogen Software Inc., a human capital management company. Mr. Ashe is also a Chartered Accountant in Canada. We believe that Mr. Ashe is qualified to serve on our board of directors. He is an industry veteran with extensive experience in the technology sector and has intimate knowledge of how to grow innovative and market-leading businesses. Mr. Ashe also brings valuable operational expertise as the former chief executive officer of a successful technology company.

Bruce W. Dunlevie has served as a member of our board of directors since December 2004. Since May 1995, Mr. Dunlevie has been a General Partner of Benchmark Capital, a venture capital firm. He currently serves as a member of the board of directors of Marin Software Incorporated, an online advertising management company, and previously served as a member of the board of directors of Rambus Inc., a technology licensing company, from March 1990 to June 2011. We believe that Mr. Dunlevie possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Dunlevie is a longstanding member of our board of directors with a deep understanding of our business and our customer base, and he has extensive experience as an investor in technology companies on behalf of Benchmark Capital. Mr. Dunlevie brings the experience of having served on the board of several other technology companies. In addition, his professional network has given us access to numerous prospective customers.

Barry D. Reynolds has served as a member of our board of directors since January 2003. Since January 1998, Mr. Reynolds has been a General Partner of Housatonic Partners, a private equity firm. We believe that Mr. Reynolds possesses specific attributes that qualify him to serve as a member of our board of directors. Mr. Reynolds has served as a member of our board of directors longer than any other non-management director and has a thorough understanding of our business as it has evolved over time. Mr. Reynolds also brings valuable insight as an experienced investor on behalf of his private equity firm, Housatonic Partners, and as a respected business leader.

Richard J. Campione has served as our President, Cloud and Data Services since May 2013 and as a member of our board of directors since November 2012. Mr. Campione has served as advisor and consultant at Campione Consulting since September 2011, including providing consulting services for us since November 2012. During this time, he also served as the Senior Vice President of Engineering at C3, LLC, an enterprise energy management software company, from January 2012 until March 2012. Prior to that, Mr. Campione was with SAP AG, a provider of software solutions from June 2005 until September 2011, most recently serving as an Executive Vice President. He also serves as a member of the board of directors of several companies, including, since 2012, Biome Analytics, Inc., a provider of business software and analytics to health care service providers and since 2011, WinShuttle, LLC, a provider of business software. We believe that Mr. Campione is well qualified to serve as a member of our board of directors. He has decades of experience in the technology industry and has strong technical and business experience earned in senior executive positions managing SaaS engineering, operations, marketing and sales organizations for Fortune 500, mid-sized and start-up technology companies. In addition, Mr. Campione specializes in helping companies use software to drive better business results, which brings an invaluable perspective to our business.

James C. Madden has served as a member of our board of directors since January 2007. In January 2012, Mr. Mr. Madden co-founded Carrick Capital Partners, LLC, a private equity firm where he serves as Managing Director. Mr. Madden has served as Senior Advisor with Accretive LLC, a private equity firm since March 2011 and as a General Partner of Accretive, LLC from January 2007 to February 2011. He has also served as a member of the board of directors of several companies, including Genpact Limited, a business process and technology management provider, since January 2005, Accolade, Inc, an integrated health care services provider, since January 2007, Axiom Law, a provider of managed services for legal processes, since March 2011 and Mavenlink, Inc., a project management solutions provider, since October 2011. From January 2005 to January 2007, Mr. Madden was a Special Advisor to General Atlantic LLC, a private equity firm. Mr. Madden also served as Chief Executive Officer of Exult, Inc., a provider of outsourced human resource services, from November 1998 to October 2004, and as Exult, Inc.’s Chairman of the Board, from February 2000 to October 2004 and as its President, from November 1998 to May 2003. We believe that Mr. Madden possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as the founder, Chief Executive Officer and Chairman of Exult, Inc., Mr. Madden possesses valuable operational and director experience leading a publicly traded company, and also brings the important perspective of running a company that was an external service provider of key business processes. We believe that perspective complements the technology-oriented background of most of our other board members. Mr. Madden also provides a formidable professional network, which has served us well. We also value Mr. Madden’s perspective as a director of a business process and technology management company.

Thomas F. Mendoza has served as a member of our board of directors since March 2011. Since March 2008, Mr. Mendoza has served as vice chairman of NetApp, Inc., a storage and data management solutions provider. From October 2000 to March 2008, Mr. Mendoza served as president of NetApp, Inc. Prior to March 2000, he served in various capacities at NetApp, Inc., including senior vice president, worldwide sales and marketing, senior vice president, worldwide sales and vice president, North American sales. We believe that Mr. Mendoza has specific attributes that qualify him to serve as a member of our board of directors. In particular, he brings to our board over thirty years of operational experience he gained from holding various executive positions at technology companies, including a publicly traded company. Mr. Mendoza has also served as a director of many other technology companies. We believe that Mr. Mendoza’s strong mix of operational experience and deep understanding of the technology industry adds to our board’s collective level of expertise, skill and qualifications. Mr. Mendoza also brings an important customer prospective to our board of directors as the Vice Chairman of one of our largest customers.

Marc F. McMorris has served as a member of our board of directors since January 2007. Since January 2012, Mr. McMorris has served as Managing Director of Carrick Capital Partners, LLC, a private equity firm. From August 1999 to December 2011, he served in various leadership positions at General Atlantic LLC, a private equity firm, including Managing Director from 2003 to 2011 and Principal from 1999 to 2003. Mr. McMorris has also served as a member of the board of directors of SSA Global Technologies, Inc., an enterprise software company, from 2003 to 2006. From May 1998 to August 1999, he served as a Vice President in the High Technology Group at Goldman Sachs & Co, an investment banking and securities firm, and as an Associate in the same group from June 1996 to May 1998. We believe Mr. McMorris possesses specific attributes that qualify him to serve as a member of our board of directors, including his overall knowledge of public markets and the technology industry, and his experience as an investor in numerous other private and public companies, including technology firms. Mr. McMorris also has many professional relationships in the technology industry and those relationships have proven highly valuable in providing us access to prospective customers.

Required Vote

Our Class III directors elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the two nominees receiving the highest number of “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Messrs. Cakebread and Smerklo.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of Steven M. Cakebread and Michael A. Smerklo as a Class III director.

PROPOSAL NUMBER 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The say-on-pay vote is advisory, and therefore not binding on us or our compensation committee or board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Compensation Philosophy and Programs

Our executive compensation programs are designed to attract, retain and motivate top-level executive talent and to provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography. Through our compensation programs, we strive to create a culture in which executive compensation aligns with our pay-for performance business model by rewarding our executives for results that benefit us, our customers and our stockholders. In line with our overall pay-for-performance philosophy, our practice has been to make a significant portion of an executive’s total compensation performance-based, so that the executive will be rewarded through bonuses and equity if we perform well in the near term and over time. Please refer to the “Executive Compensation — Compensation Discussion and Analysis” section for a detailed discussion of out executive compensation practices and philosophy.

Our board of directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that ServiceSource stockholders approve, on an advisory basis in a non-binding vote, the compensation of the named executive officers as disclosed in ServiceSource’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2013. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of each named executive officer, as disclosed in this proxy statement.

PROPOSAL NUMBER 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. During 2013, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain audit-related services.

Notwithstanding its selection of PricewaterhouseCoopers LLP — and even if our stockholders ratify the selection — our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and in the best interests of our stockholders. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote FOR the ratification of the selection of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

* * * * *

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for audit services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and December 31, 2012:

	2013	2012
Audit fees(1)	$1,321,884	$994,500
Audit-related fees(2)	—	—
Tax fees(3)	414,440	389,753
All other fees(4)	2,600	2,600
Total fees	$1,738,924	$1,386,853

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory audit and regulatory filings or engagements.
(2)	Consists of fees billed for professional services rendered for consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance and tax advice.
(4)	Consists of a subscription for a proprietary reference library.

Pre-Approval of Audit and Non-Audit Services

Our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

Report of the Audit Committee

The audit committee assists the board of directors in fulfilling its oversight responsibility over our financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare our financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing our financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, our financial condition, results of operations and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of our financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review our audited 2013 consolidated financial statements (including the quality of our accounting principles). Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2013 consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, (AICPA, Professional Standards, Vol. 1, AU Section 380), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from us and our management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, our audited consolidated financial statements for the year ended December 31, 2013 for filing with the Securities and Exchange Commission as part of the Company’s Annual Report on Form 10-K. The committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Members of the Audit Committee

Steven M. Cakebread (Chair)
Robert G. Ashe
Marc. F. McMorris
Barry D. Reynolds

The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Audit Committee by reference therein.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us, and other biographical information as of April 1, 2014, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Michael A. Smerklo	44	Chief Executive Officer and Chairman of the Board
Ashley F. Johnson	42	Chief Financial Officer
Jay R. Ackerman	46	Head of Worldwide Sales & Customer Success
Richard J. Campione	50	President, Cloud & Data Services Business

Michael A. Smerklo. For a biography of Mr. Smerklo, please see “Information Regarding Nominees for Class III Directors.”

Ashley F. Johnson has served as our Chief Financial Officer since March 2013. Prior to that, she served as our Senior Vice President of Finance beginning in September 2010. Prior to joining the Company, Ms. Johnson was a co-founder of GreenAtom LLC, a recruitment consulting firm focused on the cleantech industry, from February 2009. From July 2007 to February 2009, Ms. Johnson was a partner at Continuum Capital Partners, a private equity firm. Ms. Johnson was a Principal with General Atlantic, a global growth equity investment firm, from March 2002 through July 2007. She was a Senior Associate with Morgan Stanley Technology Ventures, a venture investment entity with the investment banking division, from March 2001 to March 2002. Ms. Johnson was a Director of Strategy and Corporate Development for Ariba, Inc., a cloud-based procurement software company, from January 2000 to March 2001. She was an investment banker in the technology corporate finance division of Morgan Stanley from April 1996 to January 2000.

Jay R. Ackerman has served as our Head of Worldwide Sales & Customer Success since January 2014. He previously served as our Chief Renewals Officer and Executive Vice President Customer Success from January 2013 to January 2014. Prior to that, he served as Chief Services Officer beginning in December 2009. He served as our Executive Vice President of Client Care from December 2005 to November 2009. Prior to joining us, Mr. Ackerman served as Chief Executive Officer and President of WNS North America Inc., a business processing outsourcing company, from 2003 to 2005. From 1999 to 2003, Mr. Ackerman served as Vice President Client Accounts and Sales for Exult, Inc., a provider of business services related to human resource and business process outsourcing.

Richard J. Campione. For a biography of Mr. Campione, please see “Information Regarding Directors Not Standing for Re-Election.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures presented below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

For 2013, our named executive officers were:

•	Michael A. Smerklo, our Chief Executive Officer and Chairman of the Board;
•	Ashley F. Johnson, our Chief Financial Officer;
•	David S. Oppenheimer, our former Chief Financial Officer;
•	Jay R. Ackerman, our Head of Worldwide Sales & Customer Success;
•	Richard J. Campione, our President, Cloud & Data Services Business; and
•	Christine A. Heckart, our former Executive Vice President of Marketing, Strategy and Systems.

Objectives and Principles of Our Executive Compensation

Our compensation philosophy is based on the following objectives and principles:

•	attract, retain and motivate top-level executive talent;
•	provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography;
•	create a culture in which executive compensation aligns with our overall philosophy and pay-for-performance business model;
•	maintain simplicity, transparency and ease of administration; and
•	provide long-term, peformance-based, equity incentive compensation to align the interests of our management team with those of our stockholders.

Compensation Decision Process

Role of the Board of Directors and Compensation Committee.  We established our compensation committee several years ago to assume responsibility for executive compensation matters. Our board of directors formally approved a charter for our compensation committee in November 2008, and we adopted a new charter in connection with our initial public offering to comply with the applicable rules and regulations of a public company listed on The NASDAQ Global Market. In the past several years, including 2012 and 2013, our compensation committee has begun discussions with our independent compensation consultant in late November for the upcoming fiscal year, and has met and formally approved compensation decisions with respect to our executive officers after several weeks of consideration, including approval of cash incentive bonus payments based on the results of the previously completed year. For a description of the composition of our compensation committee, see “Corporate Governance and Board of Directors — Board Committees — Compensation Committee.”

Role of Executive Officers.  Our compensation committee generally seeks input from our Chief Executive Officer and our head of human resources when discussing executive performance and compensation levels for named executive officers (other than their own compensation). Our head of human resources has the responsibility of advising the compensation committee and coordinating with third-party compensation advisors. The compensation committee also works with our Chief Financial Officer to evaluate the financial, accounting and tax implications, and with our General Counsel who advises on legal matters, regarding our various compensation programs. None of our named executive officers participates in deliberations regarding his or her own compensation. Our compensation committee charter also specifies that our compensation committee deliberates and determines compensation decisions related to our Chief Executive Officer in executive session, outside of the presence of the Chief Executive Officer.

Role of Compensation Advisors.  For 2013, our compensation committee retained Compensia, an independent compensation consulting firm, to provide advice to the compensation committee with respect to executive compensation decisions and comparison benchmarking. Working with management, Compensia met with our compensation committee and provided various data and recommendations. Our compensation committee also retained Compensia to provide advice for the compensation decisions with respect to 2014. Our compensation committee retains the authority to retain and dismiss any compensation consultants pursuant to its charter.

2013 Advisory Vote on Executive Compensation.  The advisory vote on executive compensation at our 2013 annual meeting received 57% favorable votes from our stockholders. The Compensation Committee is committed to ensuring that the Company’s compensation programs are consistent with the Company’s pay-for-performance philosophy and deliver appropriate results given Company financial performance and business conditions. Following the advisory vote, we engaged in discussions with institutional investors to gather additional input and feedback on our executive compensation program. The Compensation Committee considered both the results of the advisory vote and the feedback from institutional investors in making compensation decisions. Stockholder feedback will remain an important input into the Compensation Committee’s work on the compensation programs for the Company. In addition, our Chief Executive Officer did not receive an increase in base compensation in 2013, nor did he receive any equity-based grants in 2013. The bonus paid to our Chief Executive Officer for 2013 was in line with Company performance.

Benchmarking.  Given that we compete for executive officer talent with companies in the technology sector and companies that provide other professional services, we rely on certain compensation benchmarking in making our compensation decisions. To determine what constitutes competitive compensation, we engaged Compensia to benchmark our cash and equity compensation levels for each executive. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;
•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and
•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Compensia commenced its analysis by conducting a survey of compensation data and practices at public technology companies comparable to us with respect to size, complexity, financial performance and stage of development. Specifically, Compensia reviewed compensation at software and software-as-a-service companies with revenue ranging from half of our revenue to twenty times our revenue for the fiscal year 2012 and with market capitalization of one-third to three times our market capitalization on December 31, 2012. In particular, Compensia focused on including as peer companies those companies showing high year-over-year growth. Based on this analysis, Compensia recommended a group of peer companies for purposes of benchmarking our levels of executive compensation. For 2013, based upon Compensia’s recommendations, our compensation committee considered the following as our peer companies:

• Advent Software	• Aruba Networks
• Constant Contact	• Dealer Track Holdings
• Demand Media	• Fortinet
• Infoblox	• Kenexa
• LogMeIn	• NetSuite
• QuinStreet	• RealPage
• Responsys	• SolarWinds
• Splunk	• Synchronoss Technologies
• TiVo	• Ultimate Software Group
• Websense

Compensia gathered and evaluated our compensation levels relative to compensation data from the public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from the Radford High-Technology Executive Survey, including data from (i) software companies with revenue between $100 million and $500 million and (ii) a blend of two sub-sets of high technology companies, some with revenue between $50 million and $200 million, and others with revenue between $200 million and $500 million.

Using the data provided by Compensia, we then determined individual compensation for each executive. Although our practice has been to benchmark to the fiftieth percentile of our peer companies, we did not automatically tie compensation to that benchmark level for each member of our executive management team. Rather, we considered a number of individualized factors that are unique to our business, including individual performance, skill set, industry knowledge and experience, prior employment history, compensation at previous companies, recruiting efforts and negotiations, retention risk and an executive’s overall compensation level relative to his or her peers.

Our Compensation Programs

The four elements of our executive compensation package are base salary, variable incentive pay, equity-based rewards and employee-benefits programs. We view these components of compensation as related in reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of third-party compensation surveys consistent with our recruiting and retention goals, our view of internal equity and consistency and overall company and individual performance. We compete with many other companies in seeking to attract and retain a skilled workforce, particularly companies in the technology sector. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, in line with our overall pay-for-performance philosophy of rewarding our employees for results that benefit us and our customers, the compensation committee’s practice has been to make a significant portion of an employee’s total compensation performance-based, so that the employee will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation continues to be a primary motivator in attracting employees.

On Target Earnings — Base Salary and Variable Incentive Compensation.  When analyzing the cash compensation of our executive leadership team, we have viewed the total cash compensation of base salary plus the variable incentive plan compensation as the on target earnings for each of such executive officers. In analyzing this figure, we assume that we will meet the targets necessary for our executives to earn their on target bonuses. For 2013, we analyzed these on target cash earnings as the benchmark by which to measure our named executive officers’ compensation compared to the comparable positions of our peer companies. For 2013, each of Messrs. Ackerman and Campione and Ms. and Heckart received target compensation opportunity that was above the fiftieth percentile, while each of Mr. Smerklo and Ms. Johnson received target compensation opportunity below the fiftieth percentile, in each case when such executive’s on target cash earnings are compared to our peer companies. Given our age as a company, our size and our results of operations, and the competitive market for high-caliber executive talent in the San Francisco Bay Area — particularly in certain strategic roles — we believe that the on target earnings for our named executive officers were reasonable and appropriate for 2013.

Base Salary. We establish base pay that is both reasonable and competitive in relation to the market, including the benchmarking data described above. We regularly monitor competitive base pay levels and make adjustments to base pay as appropriate. In general, a named executive officer’s base pay level should reflect the executive’s overall performance and contribution to us over time. We also seek to structure competitive base pay for our named executive officers based upon applicable market data analysis. As described below, we design base pay to provide the ongoing reward for each named executive officer’s work and contribution and to be competitive in attracting or retaining the executive. We do not provide automatic salary increases for our executive team. Once base pay levels are initially determined, however, we conduct salary reviews each year based upon current market data and the executive’s specific performance achievements. We also take into account salary levels for their retention effect. Salaries are also determined based on negotiations with our executive officers, in particular when we are trying to hire a new executive officer and we must be competitive. We believe this pay-for-performance approach reflects our cultural values and our business model.

The following are the effective annual base salaries for each of our named executive officers for 2012 and 2013:

	Annual Base Salary(1)
Executive Officer	2012	2013
Michael A. Smerklo	$472,500	$472,500
Ashley F. Johnson	$—	$300,000
David S. Oppenheimer	$322,750	$322,750
Jay R. Ackerman	$—	$300,000
Richard J. Campione	$—	$400,000
Christine A. Heckart	$350,000	$375,000

(1)	Reflects effective annual base salary. Actual amounts earned vary for those named executive officers that either joined or departed during the years specified as described above. Data not provided for any period in which an individual was not a named executive officer.

For the 2013 base salary compensation decisions, Mr. Ackerman and Ms. Heckart received increases in their base salaries as a result of the compensation committee’s acknowledgement of a mix of continued effective performance and the benchmarking analysis reflected above. For each of Ms. Johnson and Mr. Campione, who accepted new roles with us in 2013, their base salary reflects market benchmarking and negotiations prior to each of them agreeing to accept positions with us.

Variable Pay.  Consistent with our pay-for-performance philosophy, we link a significant portion of our named executive officers’ cash compensation to individual and company performance. We design our variable pay programs to provide reasonable and competitive earnings potential relative to our industry and geography. For most of our named executive officers, we have implemented our corporate incentive bonus program as a motivational tool to achieve and exceed individual and company goals by paying for outstanding results. Our variable pay programs are typically based on a formulaic assessment of our financial and other performance, giving consideration to an assessment of each individual’s performance. Our programs are designed to avoid entitlements, and to align actual payouts with actual results based on clearly understood metrics.

Our compensation committee reviews the structure and design of our variable pay plans on an annual basis, typically at the beginning of each year. The overall business plan and related goals of our variable pay plans will be determined at the start of the year, typically in February.

2013 Corporate Incentive Plan.  In March 2013, the compensation committee approved the 2013 Corporate Incentive Plan, referred to as the 2013 CIP. The 2013 CIP applied to all of our senior and non-commissioned employees, including our named executive officers. For each of the named executive officers, 2013 bonus targets were set as a percentage of base salary. Those percentages ranged from 47% to 67%. The target bonuses for our named executive officers would have been as follows at 100% funding under the 2013 CIP: Mr. Smerklo, $315,000; Ms. Johnson, $150,000; Mr. Ackerman, $150,000; Mr. Campione, $200,000; and Ms. Heckart, $175,125.

The 2013 CIP was designed with semi-annual payments, with up to 35% of the annual bonus payable for the first half of the year and the rest, including any overachievement payments, payable after completion of the full year. Funding for the 2013 CIP was based upon our achieving four separately weighted targets, subject to a minimum level of EBITDA. The four targets under the 2013 CIP were revenue, net annual contract value (Net ACV), gross margin, and employee retention. The weighting for each target was as follows: revenue (40%); Net ACV (30%); gross margin (20%); and employee retention (10%). The minimum thresholds were as follows: (i) the minimum revenue threshold for funding the plan was $268 million, representing 92.4% of the 2013 target of $290 million; (ii) the minimum Net ACV threshold for funding the plan was $304 million net ACV, representing 92.7% of the 2013 target of $328 million; (iii) the minimum gross margin for funding the plan was 40%, with a 2013 gross margin target of 45%; and (iv) the minimum employee retention threshold for funding the plan was 70%, with an employee retention target of 80%. The EBITDA minimum was $14 million.

To fund the 2013 CIP, we were required to meet at least 80% of the EBITDA target for the applicable period. Assuming we reached 80% of the EBITDA target, we would fund the bonus pool based upon the level of achievement against each of the four targets as illustrated in the tables below.

REVENUE GROWTH (40% Weighting)

Revenue Growth Achievement	Illustrative Revenue Growth Funding Levels
Target Plus 6% Points	150% (Maximum funding level)
Target Plus 3% Points	130%
Target Plus 2% Points	120%
Target Plus 1% Point	110%
Target Revenue Growth Rate Percentage	100%
Target Minus 1% Point	98%
Target Minus 2% Points	95%
Target Minus 3% Points	90%
<Target Minus 9% Points	No Payment for Revenue Growth

NET ACV GROWTH ATTAINMENT (30% Weighting)

Net ACV Growth Achievement	Illustrative Revenue Growth Funding Levels
Target Plus 5% Points	150% (Maximum funding level)
Target Plus 3% Points	115%
Target Plus 2% Points	105%
Target Plus 1% Point	102%
Target Net ACV Growth Rate Percentage	100%
Target Minus 1% Point	98%
Target Minus 2% Points	95%
Target Minus 3% Points	90%
<Target Minus 9% Points	No Payment for Net ACV Growth

GROSS MARGIN (20% Weighting)

Gross Margin Achievement	Illustrative Gross Margin Funding Levels
Target Plus 5% Points	125% (Maximum funding level)
Target Plus 3% Points	115%
Target Plus 2% Points	110%
Target Plus 1% Point	105%
Target Gross Margin Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
<Target Minus 5% Points	No Payment for Gross Margin

EMPLOYEE RETENTION (10% Weighting)

Employee Attrition Rate	Illustrative Employee Retention Funding Levels
Target Minus 10% Points Attrition	125% (Maximum funding level)
Target Minus 8% Points Attrition	120%
Target Minus 4% Points Attrition	110%
Target Minus 2% Points Attrition	105%
Target Employee Attrition Rate	100%
Target Plus 2% Points Attrition	95%
Target Plus 4% Points Attrition	90%
Target Plus 8% Points Attrition	80%
>Target Plus 10% Points Attrition	No Payment for Employee Retention

The 2013 CIP allowed for additional upside payments, subject to the following limitations:

•	achievement of 100% of our EBITDA target for the year in order to make any upside payments;
•	upside payments were capped at 150% of 2013 CIP for revenue and Net ACV, and 125% for gross margin and employee retention; and
•	no more than half of EBITDA overachievement could be spent on bonuses under the 2013 CIP.

For purposes of the 2013 CIP, bonuses were paid semi-annually, subject to our achieving the necessary revenue targets and minimum EBITDA threshold. Under the 2013 CIP, individual bonus payments were calculated as follows for each bonus period, with any payment for the first half of the year taken into account with respect to the payment for the full year:

(% Company Bonus Pool Funded) × (% Individual Performance Goal Achieved During the Plan Measurement Period) × (Individual Salary × % Individual Semi-Annual Bonus) = Employee Payment

We made semi-annual bonus payments to the participating named executive officers and to the other 2013 CIP participants in August 2013 and February 2014. For 2013, we achieved approximately 68.1% of the revenue target, 56% of the Net ACV target, 88.4% of the gross margin target and 119% of the employee retention target. We therefore funded the annual bonus pool at approximately a 73.63% level in accordance with the plan.

For the targets related to the specific named executive officers under the 2013 CIP, see “Executive Compensation — Grants of Plan-Based Awards” and for the payments made under the 2013 CIP for each named executive officer, see “Executive Compensation — Summary Compensation Table.”

2014 Corporate Incentive Plan.  In February 2014, our compensation committee approved the 2014 Corporate Incentive Plan, to which we refer as the 2014 CIP. The 2014 CIP applies to all of our senior and non-commissioned employees, including our named executive officers. For each of the named executive officers participating in the 2014 CIP, 2014 bonus targets are set as a percentage of base salary, as they were in 2013. Those percentages range from 52% to 90%. The target bonuses for our named executive officers are as follows at 100% funding under the 2014 CIP: Mr. Smerklo: $450,000; Ms. Johnson, $200,000; Mr. Ackerman, $350,000; and Mr. Campione, $300,000. Ms. Heckart left the company in March 2014 and therefore will not participate in the 2014 CIP.

As with the 2013 CIP, the 2014 CIP is designed for semi-annual payments, with up to 35% of the annual bonus payable for the first half of the year and the rest, including any overachievement payments, payable after completion of the full year. Similar to the 2013 CIP, funding for the 2014 CIP is based upon our achieving certain targets, subject to a minimum level of EBITDA. Unlike the 2013 CIP, however, the 2014 CIP is based upon two targets: revenue and Net ACV. The weighting for each target is 50%.

To fund the 2014 CIP, we are required to meet at least 80% of the EBITDA target for the applicable period. Assuming we reach 80% of the EBITDA target, we would fund the bonus pool based upon the level of achievement against the two targets as illustrated in the tables below.

REVENUE GROWTH (50% Weighting)

Revenue Growth Achievement	Illustrative Revenue Growth Funding Levels
Target Plus 10% Points	135% (Maximum funding level)
Target Plus 3% Points	109%
Target Plus 2% Points	106%
Target Plus 1% Point	103%
Target Revenue Growth Rate Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
Target Minus 7% Points	50%
<Target Minus 7% Points	No Payment for Revenue Growth

NET ACV GROWTH ATTAINMENT (50% Weighting)

Revenue Net ACV Achievement	Illustrative Net ACV Growth Funding Levels
Target Plus 10% Points	135% (Maximum funding level)
Target Plus 3% Points	109%
Target Plus 2% Points	106%
Target Plus 1% Point	103%
Target Net ACV Rate Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
Target Minus 7% Points	50%
<Target Minus 7% Points	No Payment for Net ACV Growth

Any upside payments under the Plan will be subject to the following limitations:

•	achievement of 100% of our EBITDA target for the year in order to make any upside payments;
•	upside payments are capped at 135% of 2014 CIP for revenue and Net ACV; and
•	no more than half of EBITDA overachievement may be spent on bonuses under the 2014 CIP.

While the revenue, Net ACV and EBITDA targets were all set in February 2014, the disclosure of these targets at this early stage of the year would cause competitive harm to us. We believe these targets are challenging because they require meaningful growth and success throughout our business for 2014.

Equity-Based Rewards.  We design our equity programs to be both responsible and competitive in relation to the market. We monitor the market and applicable laws and regulations and adjust our equity programs as appropriate. Stock options and restricted stock units are designed to reflect and reward a high level of sustained individual performance over time, as reflected in improved overall company value. As described in more detail below, we design equity-based compensation to help retain talent over a period of time and to provide named executive officers with a long-term reward that aligns their interests with those of our stockholders.

We historically have used stock option grants as the primary vehicle for equity compensation to our named executive officers and other employees. In order to promote the long-term incentive and retention features of equity compensation, we have typically issued our stock option grants subject to our standard one-year cliff vesting and four year vesting schedule. Under the vesting schedule, 25% of the stock option becomes exercisable one year after a specified vesting commencement date, and then vesting occurs monthly thereafter over the remaining three year period, which we believe is a common default vesting term in the technology industry. On occasion, we have also granted stock options with non-standard vesting or early exercise features, mostly in case-by-case situations for senior and other employees or candidates in high demand.

After becoming a publicly traded company, we began using restricted stock units in addition to stock options for equity compensation, primarily to reduce the dilution associated with our equity compensation programs. We are able to grant fewer shares of stock but still incent our executive officers as the values of the restricted stock units are tied to the price of the Company’s common stock and thus aligned with stockholder interests. We have typically issued our restricted stock units subject to a four year vesting schedule. Under the vesting schedule, the restricted stock units vest in four equal annual installments beginning on a specified vesting commencement date.

We consider a number of factors to determine the size of all equity grants, including competitive market factors, named executive officer performance, retention value and a review of the named executive officer’s overall compensation package. Our compensation committee makes all equity grants.

Initial grants of stock options and restricted stock units upon hire are generally designed to attract experienced executives with established records of success and help retain them over the long term. The size of new hire grants has been evaluated by our compensation committee in light of the Compensia-provided benchmarking data, and as a result of the negotiations with potential executive officers.

Subsequent grants to named executive officers are intended to ensure that equity compensation remains competitive within our industry group and geography. Named executive officers whose skills and results we deem essential to our long-term success are eligible to receive higher equity grants. The decision to make such grants has traditionally been based on rewarding performance, consistent with our pay-for-performance philosophy, and the equity ownership of our named executive officers in relation to the market surveys, taking into account the number of vested stock options and restricted stock units that our named executive officers hold, the strategic importance of the particular executive to our business, and the overall situation of our company.

Currently, we have no policy in place that requires us to grant equity-based compensation on specified dates. As noted above, we have traditionally made our equity grants to our newly-hired named executive officers at the next board meeting after they commence employment. Our compensation committee reviews equity compensation for incumbent executives annually, typically in early February of each year.

In February 2012, however, our board of directors adopted share ownership guidelines under which all named executive officers, along with other members of executive management, are expected to own and retain our shares with a value at least equal to their annual base salary or, in the case of our chief executive officer, at least three times the value of his annual base salary. For purposes of these ownership guidelines, vested but unexercised stock options are credited at a fifty-percent level, so that each unexercised vested stock option is treated as one half of a share of our stock. Executives who do not currently meet these guidelines are expected to meet them by February 2, 2015. Until they meet the ownership guidelines, those executives are expected to hold twenty-five percent of all stock options they exercise, and twenty-five percent of all restricted stock units in which they become vested, net of tax payments.

Our board of directors also adopted share ownership guidelines for directors in February 2012. Under those guidelines, our directors are expected to retain, so long as they remain active board members, at least fifty percent of the equity awards they have been granted over the course of their board service. As with the ownership guidelines for executives, vested but unexercised stock options are credited at a fifty-percent level, so that each unexercised vested stock option is treated as one half of a share of our stock.

We made a series of equity-based grants to our named executive officers in 2013, with the exception of Mr. Smerklo, who received certain grants of equity-based rewards in 2012 that are intended to be multi-year grants, and Mr. Oppenheimer, who departed the Company during the first quarter of 2013. Both Mr. Smerklo and Mr. Oppenheimer, however, participated in our option exchange program, which is described in further detail below.

Ms. Johnson was granted restricted stock units and options in March and December. These grants are subject to the Company’s standard vesting schedules for restricted stock units and options: the restricted stock units vest in four equal annual installments on the anniversary of the grant date and one-quarter of the options vest at the anniversary of the grant date with the remaining vesting  1/48th monthly thereafter.

Mr. Ackerman was granted restricted stock units and options in December and the grants are subject to the Company’s standard vesting schedule.

Mr. Campione was granted restricted stock units and options in May, in connection with his hiring as a Company employee. In addition, Mr. Campione received an additional grant of restricted stock units in December, which are subject to the Company’s standard vesting schedule and 60,000 shares of restricted stock which are subject to performance-based vesting and will vest as of the date the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company has achieved a percentage increase, compounded annually, over the Company’s annual revenue and annual contract value for 2013, subject to Mr. Campione’s continued service with the Company. If the increase is below 20%, no shares will vest. If the increase equals 20%, 30,000 shares will vest, while if the increase is between 20% and 25%, between 30,000 and 60,000 shares will vest based on a straight line interpolation.

Ms. Heckart was granted restricted stock units and options in August and December. Ms. Heckart’s December options and grant of restricted stock units were subject to the Company’s standard vesting schedule. Ms. Heckart’s August grant of restricted stock units, however, was subject to vesting in two equal annual installments.

For additional information on the equity-based rewards granted to our named executive officers, please see the “Grants of Plan-Based Awards” table.

Stock Option Exchange Program.  Recognizing that many of our employees had underwater stock options, we undertook an exchange program in December 2012 to exchange underwater options (meaning the exercise price of each of those stock options was greater than the per share fair market value of our common stock) for new options. We know that the underwater options were perceived as having little or no value by our employees and that they were no longer effective incentives to motivate and retain employees. Although we considered other alternatives to the exchange program, such as making additional grants, we ultimately decided against making additional grants in order to reduce the potential for shareholder dilution. The primary purpose of the exchange offer was to improve the retention and incentive benefits of our equity awards. We believe that the offer will foster retention of valuable employees, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. The new options will provide renewed incentives to our employees because the new options may over time have a greater potential to increase in value than did the underwater options.

In addition, we structured the exchange to be accounting neutral to the company. Consequently, the offer also had the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our overhang). A reduced overhang will decrease the potential dilution of stockholders’ interests.

We made the exchange offer to certain eligible employees working in the United States, Ireland and the United Kingdom, including our named executive officers. Each tendered option was exchanged for a new option to purchase a reduced number of shares of our common stock equal to (a) the number of options exchange divided by (b) an exchange ratio. The number of new options was determined using exchange ratios based on the exercise price of the options being tendered as follows:

Exercise Price of Eligible Stock Option	Grant Date of Eligible Stock Option	Exchange Ratio
US$5.80	December 16, 2010	One (1) share for every 1.04 shares subject to the Exchanged Options
US$6.20	February 9, 2011	One (1) share for every 1.12 shares subject to the Exchanged Options
US$8.45	August 3, 2012	One (1) share for every 1.33 shares subject to the Exchanged Options
US$12.30	October 26, 2011	One (1) share for every 2.40 shares subject to the Exchanged Options
US$14.11	May 4, 2011	One (1) share for every 3.33 shares subject to the Exchanged Options
US$14.64	December 19, 2011	One (1) share for every 3.10 shares subject to the Exchanged Options
US$16.48	April 26, 2012	One (1) share for every 3.30 shares subject to the Exchanged Options
US$17.36	February 7, 2012	One (1) share for every 3.39 shares subject to the Exchanged Options
US$17.98	September 9, 2011	One (1) share for every 4.34 shares subject to the Exchanged Options

Fractional shares subject to new options were rounded down to the nearest whole share. The exchange ratios were applied on a grant-by-grant basis, meaning that tendered options were subject to different exchange ratios based on their grant price. The offer expired on January 22, 2013 and we accepted an aggregate of 2,838,625 tendered eligible options and issued new options to purchase an aggregate of 992,352 shares of common stock. The exercise price per share of each new option granted pursuant to the exchange offer is $6.03, which was the closing price of our common stock as reported on NASDAQ on January 22, 2013. Other terms of the new options included a condition that new options were not exercisable for a year following the exchange date and new options were subject to vesting contingent on remaining employed by the Company through each applicable vesting date in accordance with the same vesting schedule that applied to the eligible option each new option replaced.

Benefits Programs.  We provide our employees with retirement, health and welfare benefits, such as our group health insurance plans, 401(k) retirement plan, life, disability and accidental death insurance plans and our 2011 Employee Stock Purchase Plan. Those plans, which are available to all employees including our named executive officers, are designed to provide a stable array of support to our employees and their families and are not performance based. Our benefits programs are generally established and adjusted by our human resources department with approval, as necessary, from senior management, the compensation committee or the board of directors, as appropriate.

Employment Agreements and Post-Employment Compensation

We enter into employment agreements with certain of our named executive officers, sometimes as part of the hiring process, that provide for at-will employment, base salary, eligibility to participate in the executive incentive bonus plan or commission plan, a standard employee benefit plan and recommendations for initial stock option grants. These agreements are subject to our standard proprietary information and invention assignment terms. Certain of the employment agreements contain certain severance and change of control benefits in favor of certain named executive officers, including our most senior executives. These arrangements provide for payments and benefits upon termination of their employment in specified circumstances, including following a change of control. These arrangements (including potential payments and terms) are discussed in more detail in the “Executive Compensation — Employment Agreements and Potential Payments upon Termination or Change-in-Control” section below. We believe that these agreements are an important recruitment and retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value. The terms of these agreements were determined after review by the compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established in our industry and as a result of negotiations with certain of the executives.

Other Compensation Matters and Policies

Tax and Accounting Considerations.  Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe satisfy those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that follows our pay-for-performance philosophy. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A may apply to certain arrangements we enter into with our executive officers, including our change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, our intent is to design any such arrangements in a manner to avoid the application of Section 409A.

Adjustment or Recovery of Compensation.  We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Compensation Risk Assessment

The compensation committee believes that although a portion of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. In fact, the design of our compensation programs encourage our executives to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance business model.

Compensation Committee Report

The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

James C. Madden (Chair)
Steven M. Cakebread
Marc F. McMorris
Thomas F. Mendoza

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following tables provide information regarding the compensation of our named executive officers during the year ended December 31, 2013.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Michael A. Smerklo Chief Executive Officer	2013	472,500		—	—	—	231,946		2,000		706,446
	2012	472,500		—	8,495,000	5,276,625	182,417	(4)	2,000		14,428,542
	2011	450,000		—	—	—	450,000	(5)	—		900,000
Ashley F. Johnson Chief Financial Officer	2013	289,583		—	553,000	567,815	110,445		—		1,520,843
David S. Oppenheimer(6) former Chief Financial Officer	2013	63,572		—	—	—	—		298,569	(7)	362,141
	2012	322,750		—	520,800	175,888	102,798	(4)	2,000		1,124,236
	2011	307,500		—	—	—	268,126	(5)	2,000		577,626
Jay R. Ackerman(8) Head of Worldwide Sales & Customer Success	2013	300,000		—	624,000	245,168	110,445		2,000		1,281,613
Richard J. Campione(8) President, Cloud & Data Services Business	2013	266,667	(9)	—	2,608,000	533,960	98,173		283,088	(10)	3,789,888
Christine A. Heckart(11) former Executive Vice President of Marketing, Strategy and Systems	2013	364,583		—	1,079,445	—	128,945		2,000		1,574,973
	2012	148,526		50,000	1,158,500	729,712	42,226		1,162		2,130,126

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	For 2013, the amounts in this column represent payments under the 2013 CIP earned with respect to 2013, and paid in August 2013 and February 2014. See the “Grants of Plan-Based Awards” table for additional information.
(3)	Represents matching contributions made by us with respect to the named executive officer’s 401(k) contributions. We match a maximum of $2,000 per year.
(4)	Represents payments under the 2012 CIP earned with respect to 2012, and paid in August 2012 and February 2013.
(5)	Represents payments under the 2011 CIP earned with respect to 2011, and paid in August 2011 and February 2012.
(6)	Mr. Oppenheimer resigned from the Company in March 2013.
(7)	Consists of (i) the discretionary contribution to the 401(k) plan account as disclosed in footnote (4) above; (ii) $31,034 as payment for accrued vacation; and (iii) $265,535 severance payment pursuant to the terms of Mr. Oppenheimer’s 2010 employment agreement.
(8)	Ms. Johnson and Messrs. Ackerman and Campione were not named executive officers for 2011 and 2012 and each became a named executive officer in 2013. Therefore, information has been omitted for 2011 and 2012.
(9)	Mr. Campione joined us as our President, Cloud & Data Services Business in May 2013 and received a prorated base salary based on an annual base salary of $400,000.
(10)	Consists of (i) the discretionary contribution to the 401(k) plan account as disclosed in footnote (4) above; (ii) $6,667 in fees payable to Mr. Campione for service as a director of the Company prior to his election as our President, Cloud & Data Services Business in May 2013; and (iii) payments of an aggregate of $276,421 made to Mr. Campione during 2013 for consulting services rendered to the Company.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Michael A. Smerklo	2/12/2013	(2)	23,625	315,000	448,875	—	—	—	—
Ashley F. Johnson	2/12/2013	(2)	11,250	150,000	213,750	—	—	—	—
	3/8/2013	(3)	—	—	—	20,000	—	—	137,000
	3/8/2013	(4)	—	—	—	—	150,000	6.85	404,370
	12/3/2013	(5)	—	—	—	50,000	—	—	416,000
	12/3/2013	(6)	—	—	—	—	50,000	8.32	163,445
David S. Oppenheimer	—		—	—	—	—	—	—	—
Jay R. Ackerman	2/12/2013	(2)	11,250	150,000	213,750	—	—	—	—
	12/27/2013	(7)	—	—	—	75,000	—	—	624,000
	12/27/2013	(6)	—	—	—	—	75,000	8.32	245,168
Richard J. Campione	5/1/2013	(2)	10,000	133,334	190,001	—	—	—	—
	5/15/2013		—	—	—	200,000	—	—	1,360,000
	5/15/2013		—	—	—	—	200,000	6.80	533,960
	12/27/2013	(7)	—	—	—	—	90,000	—	748,800
	12/27/2013	(8)	—	—	—	—	60,000	—	499,200
Christine A. Heckart	2/12/2013	(2)	13,134	175,125	249,553	—	—	—	—
	8/14/2013	(9)	—	—	—	40,000	—	—	500,000
	12/27/2013	(7)	—	—	—	50,000	—	—	416,000
	12/27/2013	(6)	—	—	—	—	50,000	8.32	163,445

(1)	Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Represent awards granted under our 2013 CIP which were or are based on achievement of certain levels of performance for 2013. Amounts reflect the awards that were possible at the threshold, target and maximum levels of performance to the extent applicable. For Mr. Campione, the estimated future payouts are prorated based on an annual target of $200,000.
(3)	The shares are represented by restricted stock units which vest in four equal annual installments beginning on March 8, 2014.
(4)	One-fourth of the shares vested on March 8, 2014 and 1/48th of the shares vest monthly thereafter.
(5)	The shares are represented by restricted stock units which vest in four equal annual installments beginning on December 27, 2014.
(6)	One-fourth of the shares subject to the option vest on December 27, 2014 and one forty-eighth of the shares vest monthly thereafter.
(7)	The shares are represented by restricted stock units which vest in four equal annual installments beginning on December 27, 2014.
(8)	The securities are represented by shares of restricted stock which vest on the date the Company files its Form 10-K for 2015 if the Company has achieved certain revenue and annual contract value goals. The goals will be met if the Company has achieved a percentage increase, compounded annually, over the Company’s annual revenue and annual contract value for 2013 of at least 25%; for any increase between 20% and 25%, between 30,000 and 60,000 shares will vest based on a straight line interpolation; for any increase of 20%, 30,000 shares will vest; and for below 20%, no shares will vest.
(9)	The shares are represented by restricted stock units which vest in two equal annual installments beginning on June 1, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers at the end of 2013. Unvested stock awards reported in the Grants of Plan-Based Awards table above are also included in the table below.

	Option Awards							Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael A. Smerklo	01/01/2007	(2)	1,800,000	—		4.26	01/31/2017	—	—
	01/27/2010	(3)	489,583	10,417		4.65	02/09/2020	—	—
	12/16/2010	(3)	243,750	81,250		5.80	12/16/2020	—	—
	02/07/2012	(4)	101,401	119,837		6.03	02/07/2022	—	—
	02/07/2012	(5)	—	—		—	—	225,000	1,885,500
	02/07/2012	(6)	—	—		—	—	200,000	1,676,000
Ashley F. Johnson	09/29/2010	(3)	72,381	22,500	(6)	5.80	12/16/2020	—	—
	01/01/2011	(3)	14,583 (4)	5,417		6.20	02/09/2021	—	—
	12/21/2012	(3)	5,000	15,000		5.82	12/21/2022	—	—
	02/07/2012	(4)	—	4,424		6.03	02/07/2022	—	—
	03/08/2013	(3)	—	150,000		6.85	03/08/2023	—	—
	12/27/2013	(3)	—	50,000		8.32	12/27/2023	—	—
	02/07/2012	(7)	—	—		—	—	15,000	127,500
	12/21/2012	(8)	—	—		—	—	75,000	628,500
	03/08/2013	(9)	—	—		—	—	20,000	167,600
	12/27/2013	(10)	—	—		—	—	50,000	419,000
David S. Oppenheimer(11)	—		—	—		—	—	—	—
Jay R. Ackerman	11/01/2006	(2)	4,375	—		1.49	06/01/2014	—	—
	01/27/2010	(3)	195,833	4,167		4.65	02/09/2020	—	—
	12/16/2010	(3)	26,250	8,750		5.80	12/16/2020	—	—
	12/21/2012	(3)	7,500	22,500		5.82	12/21/2022	—	—
	12/27/2013	(3)	—	75,000		8.32	12/27/2023	—	—
	02/07/2012	(4)	—	4,424		6.03	02/07/2022	—	—
	09/01/2011	(12)	—	—		—	—	15,000	125,700
	12/21/2012	(8)	—	—		—	—	86,250	722,775
	12/27/2013	(10)	—	—		—	—	75,000	628,500
Richard J. Campione	11/29/2012	(13)	20,312	54,688		5.10	11/29/2022	—	—
	05/15/2013	(14)	50,000	150,000		6.80	05/15/2023	—	—
	05/15/2013	(15)	—	—		—	—	150,000	1,257,000
	12/27/2013	(16)	—	—		—	—	90,000	754,200
	12/10/2013	(17)	—	—		—	—	60,000	502,800
Christine A. Heckart	12/21/2012	(3)	5,000	15,000		5.82	12/21/2022	—	—
	12/27/2013	(3)	—	50,000		8.32	12/27/2023	—	—
	08/03/2012	(4)	50,125	100,250		6.03	02/07/2022	—	—
	07/30/2012	(18)	—	—		—	—	112,500	942,750
	12/21/2012	(8)	—	—		—	—	37,500	314,250
	06/01/2013	(19)	—	—		—	—	40,000	335,200
	12/27/2013	(10)	—	—		—	—	50,000	414,000

(1)	The market value is calculated using the closing price of our common stock of $8.38 on December 31, 2013 (the last trading day of 2013), as reported on The NASDAQ Global Market, multiplied by the unvested stock amount.
(2)	Shares subject to the option are fully vested and immediately exercisable.
(3)	One-fourth of the shares subject to the option vested on the one year anniversary of the vesting commencement date and one forty-eighth of the shares vest monthly thereafter.
(4)	One-fourth of the shares subject to the option vested on the one year anniversary of the vesting commencement date and one forty-eighth of the shares vest monthly thereafter, however, the option cannot be exercised prior to January 22, 2014.
(5)	The shares vest in three equal annual installments beginning on February 7, 2014.
(6)	These shares of restricted stock are subject to performance-based vesting, and will vest as of the date on which the Company files its

Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves certain annual revenue and contract value for its fiscal year 2015, subject to Mr. Smerklo’s continued service with the Company.
(7)	The restricted stock units vest in three equal annual installments beginning on February 7, 2014.
(8)	The restricted stock units vest in three equal annual installments beginning on December 21, 2014.
(9)	The restricted stock units vest in four equal annual installments beginning on March 8, 2014.
(10)	The restricted stock units vest in four equal annual installments beginning on December 27, 2014.
(11)	Mr. Oppenheimer resigned from the Company in March 2013.
(12)	The restricted stock units vest in two equal annual installments beginning on September 1, 2014.
(13)	Twenty-five percent of the shares subject to the option vested on November 29, 2013 and 1/48th of the shares vest monthly thereafter.
(14)	One-fourth of the shares vested on December 31, 2013 and 1/48th of the shares vest monthly thereafter.
(15)	The restricted stock units vest in three equal annual installments beginning on December 31, 2014.
(16)	The shares vest in four equal annual installments beginning on December 27, 2014.
(17)	The shares vest on the date the Company files its Form 10-K for 2015 if the Issuer has achieved certain revenue and annual contract value goals. The goals will be met if the Company has achieved a percentage increase, compounded annually, over the Issuer’s annual revenue and annual contract value for 2013 of at least 25%; for any increase between 20% and 25%, between 30,000 and 60,000 shares will vest based on a straight line interpolation; for any increase of 20%, 30,000 shares will vest; and for below 20%, no shares will vest.
(18)	The restricted stock units vest in three equal annual installments beginning on July 30, 2014.
(19)	The restricted stock units vest in two equal annual installments beginning on June 1, 2014.

Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information regarding options exercised and stock awards vested by our named executive officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael A. Smerklo	—	—	75,000	522,750
Ashley F. Johnson	—	—	30,000	242,600
David S. Oppenheimer	266,592	786,876	7,500	47,400
Jay R. Ackerman	125,000	1,004,895	36,250	333,475
Richard J. Campione	—	—	50,000	419,000
Christine A. Heckart	—	—	50,000	507,500

(1)	The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2013.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders(1)	14,339,000	$5.89	5,755,000
Equity compensation plans not approved by security holders	—	—	—
Total	14,339,000		5,755,000

(1)	Includes the following plans: 2011 Equity Incentive Plan, 2008 Share Option Plan, 2004 Omnibus Share Plan and 2011 Employee Stock Purchase Plan. Our 2011 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 3,840,000 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Our 2011 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 1,500,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.

Other Plans

We do not have any qualified or non-qualified defined benefit plans, any traditional non-qualified deferred compensation plans or other deferred compensation plans.

Employment Agreements and Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have entered into employment agreements with Messrs. Smerklo, Ackerman and Campione and Mmes. Johnson and Heckart that provide for certain severance payments and equity vesting upon termination of their employment in specified circumstances. We believe that these agreements are an important retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value. The terms of these agreements were determined after review by the compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established within our industry, and applicable law. The employment agreements for Messrs. Smerklo and Ackerman were effective in 2010; the employment agreement for Ms. Heckart was effective in 2012; and the employment agreements for Ms. Johnson and Mr. Campione were effective in 2013.

Michael A. Smerklo.  We have entered into an employment agreement, dated July 6, 2007, amended and restated June 8, 2010, with Michael A. Smerklo, our Chairman and Chief Executive Officer. The agreement sets forth Mr. Smerklo’s annual base salary of $410,000 and a target bonus of $200,000, both amounts to be reviewed annually and subject to adjustment by the board of directors. The agreement also sets forth a grant of options to purchase 1,800,000 shares of our common stock vesting over four years. Mr. Smerklo’s agreement provides further that if we terminate his employment without Cause, or if he terminates his employment with us for Good Reason, either prior to a Change of Control or within twelve months following a Change of Control, he will be entitled to a severance payment in the amount of his earned, but not-yet-paid, annual target bonus for the year in which his separation occurs. In addition, if Mr. Smerklo is terminated without Cause, or if he terminates his employment with us for Good Reason, within one year following a Change of Control, in addition to receiving his earned but not-yet-paid annual target bonus, Mr. Smerklo’s outstanding equity compensation awards will immediately become vested in full. The foregoing separation payments and benefits are conditioned on Mr. Smerklo executing a general release of claims in our favor. In the event any payment to Mr. Smerklo provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Rev enue Code, then Mr. Smerklo will be entitled to receive the amount of such payment that would provide him the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

Ashley F. Johnson.  We have entered into an employment agreement, dated February 6, 2013, with Ashley F. Johnson, our Chief Financial Officer. The agreement sets forth Ms. Johnson’s annual base salary of $300,000 and a target bonus of $150,000. The agreement also sets forth a grant of options to purchase 150,000 shares of our common stock and a grant of 20,000 restricted stock units, each vesting over four years, which were granted in connection with Ms. Johnson’s promotion to Chief Financial Officer. If Ms. Johnson is terminated without Cause, or if she terminates her employment with us for Good Reason, Ms. Johnson will be entitled to a lump sum severance payment equal to six months of Ms. Johnson’s then current base salary and in lieu of any payments by us with respect to continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to a monthly payment of $3,000, beginning in the month following the month on which Ms. Johnson’s termination occurs and ending on the earlier of (i) the date upon which Ms. Johnson obtains other employment and (ii) the last day of the sixth calendar month following the month in which Ms. Johnson’s termination occurs. In addition, if following a Change of Control, Ms. Johnson is terminated without Cause, or if she terminates her employment with us for Good Reason, her outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested. The foregoing separation payments and benefits are conditioned on Ms. Johnson executing a general release of claims in our favor. In the event any payment to Ms. Johnson provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Ms. Johnson will be entitled to receive the amount of such payment that would provide her the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

Jay R. Ackerman.  We have entered into an employment agreement, dated December 6, 2010, with Jay R. Ackerman, our Head of Worldwide Sales & Customer Success. The agreement sets forth Mr. Ackerman’s annual base salary and target bonus, both of which have since been reviewed and adjusted. If Mr. Ackerman is terminated without Cause, or if he terminates his employment with us for Good Reason, within 12 months following a Change of Control, all of Mr. Ackerman’s outstanding equity compensation awards granted on and after January 31, 2007 shall immediately have their vesting accelerated, becoming 100% fully vested. The foregoing benefit is conditioned on Mr. Ackerman executing a general release of claims in our favor. In the event any payment to Mr. Ackerman provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Mr. Ackerman will be entitled to receive the amount of such payment that would provide her the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

Richard J. Campione.  We have entered into an employment agreement, dated May 1, 2013, with Mr. Campione, our President, Cloud & Data Services Business. The agreement sets forth Mr. Campione’s annual base salary of $400,000 and a target bonus of up to $200,000. The agreement also sets forth a grant of options to purchase 200,000 shares of our common stock and a grant of 200,000 restricted stock units, each vesting over four years. Mr. Campione’s agreement provides that if he had been terminated without Cause prior to December 31, 2013, Mr. Campione would have received a cash lump sum payment equal to his base salary for the period from the date of his termination through December 31, 2013 and that he would have vested in such portion of the option and restricted stock units as would have vested had he remained an employee through December 31, 2013. In addition, if following a Change of Control, Mr. Campione is terminated without Cause, or if he terminates his employment with us for Good Reason, his outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested. The foregoing separation payments and benefits are conditioned on Mr. Campione executing a general release of claims in our favor. In the event any payment to Mr. Campione provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Mr. Campione will be entitled to receive the amount of such payment that would provide him the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

Christine A. Heckart.  We entered into an employment agreement with Ms. Heckart, dated July 30, 2012. The agreement set forth Ms. Heckart’s annual base salary of $350,000 and a target bonus of $175,000, including a separate hire-on bonus of $50,000 paid in the first quarter of 2013. Ms. Heckart’s agreement provided that if the Company terminated her employment without Cause at any time before her first year of employment, Ms. Heckart would receive 12 months of her then current base salary and a prorated target bonus payment based upon the portion of the bonus year completed as of the termination effective date, but not less than 50% of her annual bonus target (excluding the hire-on bonus). Ms. Heckart’s agreement further provided that if the Company terminated her employment without Cause or Ms. Heckart terminated her employment for Good Reason, in either case within 12 months of a Change of Control, her outstanding equity compensation awards would immediately have their vesting accelerated 100%, becoming fully vested. Ms. Heckart’s employment with us terminated on March 7, 2014.

For purposes of the employment agreements described above, the following definitions apply:

“Change of Control” means the a sale of all or substantially all of our equity interests; a merger, consolidation or similar transaction involving us following which the persons entitled to elect a majority of the members of our board of directors immediately before the transaction are not entitled to elect a majority of the members of the board of directors of the surviving entity following the transaction; or a sale of all or substantially all of our assets.

“Cause” means (1) the employee’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (2) the employee’s commission of, or participation in, a fraud or act of dishonesty against us; (3) the employee’s intentional, material violation of any contract or agreement between the employee and us or any statutory duty owed to us; (4) the employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (5) the employee’s gross misconduct.

“Good Reason” means the occurrence of any one of the following events without the employee’s written consent: (1) a material, adverse change in the employee’s job title; (2) a material, adverse change in the employee’s job responsibilities; (3) any reduction in the employees’ base salary, target bonus or aggregate level of benefits; or (4) in most cases, a relocation of the employee’s principal place of employment beyond a specified radius of between 30 and 50 miles from the company’s location at the time the agreement is entered into; provided that the employee has notified us in writing of the event described in (1), (2), (3) or (4) above and within 30 days thereafter we have to restore the executive to the appropriate job title, responsibility, compensation or location. In the case of severance or vesting following a Change of Control, “Good Reason” is determined based on a change to the above factors as in effect immediately prior to a Change of Control.

Potential Payments upon Termination or Change-in-Control

The following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination or a change-in-control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on the last business day of 2013.

	Termination Without Cause or Termination for Good Reason		Termination Without Cause or Termination for Good Reason within one year of a Change of Control
Name(1)	Cash Compensation	Health Care Benefits	Cash Compensation	Health Care Benefits	Acceleration of Equity Vesting(2)
Michael A. Smerklo	$231,946 (3)	—	$231,946	—	$4,091,597
Ashley F. Johnson	$150,000	$18,000 (4)	$150,000	$18,000	$1,687,192
David S. Oppenheimer(5)	—	—	—	—	—
Jay R. Ackerman	—	—	—	—	$1,582,826
Richard J. Campione	—	—	—	—	$2,930,377
Christine A. Heckart	—	—	—	—	$4,330,125

(1)	All payments and benefits are subject to the employee’s execution of a customary general release of all legal claims and such release becoming effective.
(2)	The amounts in this column represent the intrinsic value of the unvested shares subject to full equity acceleration, calculated as the sum of the market value minus the exercise price, multiplied by the number of unvested shares. Market value is equal to the closing price of our common stock of $8.38 on December 31, 2013, as reported on The NASDAQ Global Market.
(3)	The amount represents Mr. Smerklo’s 2013 CIP bonus.
(4)	In lieu of COBRA payments, Ms. Johnson is entitled to receive a monthly payment of $3,000 for up to six months. This represents the maximum amount that Ms. Johnson would be entitled to receive under her employment contract.
(5)	Mr. Oppenheimer’s employment with the Company terminated in February 2013.

RELATED PERSON TRANSACTIONS
AND SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Related Person Transactions

Other than compensation arrangements, the following is a description of certain relationships and transactions since January 1, 2010 involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them. Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Transactions with Directors and Their Affiliates

On December 19, 2012, the Company entered into a consulting agreement with Richard Campione, who was elected to the Company’s Board on November 29, 2012. Under the agreement, Mr. Campione provides certain software consulting services to the Company. The Audit Committee of the Board pre-approved this consulting agreement in accordance with the Company’s formal policy regarding related party transactions. Payments to Mr. Campione totaled $34,000 in 2012 and $276,421 in 2013. The consulting agreement terminated on April 30, 2013, and Mr. Campione was then appointed our President, Cloud & Data Services Business as discussed elsewhere.

Historical Transactions

Conversion to a Corporation

On March 24 2011, we converted from a Delaware limited liability company into a Delaware corporation and changed our name from ServiceSource International, LLC to ServiceSource International, Inc. (the “Conversion”). This conversion to a corporate form occurred pursuant to our Limited Liability Company Agreement (“LLC Agreement”) and was approved by our board of directors. As a result, we entered into a conversion agreement with certain of our equityholders that provided that the conversion to a corporation take the form of a statutory conversion, and also provided that the conversion occur prior to the declaration of effectiveness by the SEC of our registration statement related to our initial public offering without any further action on the part of our board of directors or equityholders. In conjunction with the Conversion, all of our outstanding common shares automatically converted into shares of our common stock based on their relative rights as set forth in our LLC Agreement. Also, as part of the Conversion and as contemplated by our LLC Agreement, two of our equityholders, GA SS Holding LLC, and entities controlled by investment funds controlled by General Atlantic LLC, and SSLLC Holdings, Inc., controlled by Benchmark Capital, each elected to merge with and into us. In the merger, the equity interests of GA Holdings LLC and SSLLC Holdings, Inc. were canceled and extinguished in exchange for shares of our common stock. In the merger agreement, the companies that merged into us represented and warranted that they did not have any liabilities, operations or businesses other than activities related to holding our common stock and other than liabilities for certain tax matters with respect to the periods prior to the merger which are not yet due and payable, and provided us with certain indemnities. Concurrently with the consummation of the Conversion to a corporation, the LLC Agreement was terminated other than certain provisions relating to certain pre-termination tax matters and liabilities.

Registration Rights Agreements

GA SS Holding II LLC, controlled by General Atlantic, LLC, Benchmark Capital Partners V, L.P., controlled by Benchmark Capital, and certain entities affiliated with Housatonic Partners (together, the “Significant Holders”) and certain of our other stockholders (the “2003 Holders”) are entitled to the following rights with respect to the registration of their shares of our common stock under the Securities Act. For the Significant Holders, these rights are provided under the terms of a Registration and Information Rights Agreement (the “Registration Rights Agreement”). For the 2003 Holders, these rights are provided under the terms of a Registration Rights Schedule to a Securities Purchase Agreement (the “Registration Rights Schedule”). Both agreements include demand registration rights, piggyback registration rights and Form S-3 registration rights. In addition, both agreements provide for certain information rights. Under the Registration Rights Schedule, registration rights are held only by persons or entities that own at least 1% of our outstanding common stock.

Demand Registration Rights. The Significant Holders and the 2003 Holders are entitled to demand registration rights. If the Significant Holders request in writing that we effect a registration that has an anticipated aggregate offering price to the public of at least $10 million or if the 2003 Holders request in writing a registration that has an anticipated aggregate offering price to the public of at least $7.5 million, then we will be required, at our expense, to register all registrable securities that these respective holders request to be registered. We are required to effect only two registrations for the Significant Holders pursuant to this provision of the Registration Rights Agreement and only two registrations for the 2003 Holders pursuant to this provision of the Registration Rights Schedule. Depending on certain conditions, however, we may defer such registration for a specified number of days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Piggyback Registration Rights. The Significant Holders and the 2003 Holders, respectively, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, after the completion of this offering the Significant Holders and the 2003 Holders are entitled to include all or part of their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 Registration Rights. The Significant Holders and the 2003 Holders, respectively, are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right to have all or part of their shares registered by us at our expense, subject to certain exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Employment Arrangements and Indemnification Agreements

In the ordinary course of business, we enter into employment arrangements with our current executive officers.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy Concerning Audit Committee Approval of Related Person Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we are not aware that that of our directors, officers or persons who beneficially owned more than 10% of a registered class of our equity securities failed to comply with the reporting requirements applicable to them pursuant to Section 16(a) with respect to transactions during the fiscal year ended December 31, 2013, except that we were late filing the following reports:

•	a Form 3 for Robert G. Ashe, which was subsequently reported on a Form 3 on March 26, 2013;
•	a Form 4 for Robert Ashe with respect to a grant of options, which was subsequently reported on a Form 4 on March 26, 2013;
•	a Form 3 for Ashley F. Johnson, which was subsequently reported on a Form 3 on March 28, 2013;
•	a Form 4 for Ashley F. Johnson with respect to a grant of options, which was subsequently reported on a Form 4 on March 28, 2013;
•	a Form 4 for Jay R. Ackerman with respect to the acquisition from the exercise of stock options and the subsequent sale of such common stock, which was subsequently reported on a Form 4 on April 5, 2013;
•	a Form 4 for Richard J. Campione with respect to a grant of options, which was subsequently reported on a Form 4 on May 30, 2013;
•	a Form 4 for Christine A. Heckart with respect to a grant of restricted stock units and the sale of common stock, which was subsequently reported on a Form 4 on September 5, 2013; and
•	a Form 4 for Christine A. Heckart with respect to the sale of common stock, which was subsequently reported on a Form 4 on December 24, 2013.

Our Insider Trading Policy permits directors, officers and other employees covered under the policy to establish, subject to certain conditions and limitations set forth in the policy, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, which permit automatic trading of our common stock or trading of common stock by an independent person (such as a stockbroker) who is not aware of material nonpublic information at the time of the trade. We are aware that certain of our directors and officers have entered into written trading plans, and we believe our directors and officers may establish such plans in the future.

SECURITY OWNERSHIP

The following table sets forth information, as of March 31, 2014, concerning, except as indicated by the footnotes below:

•	Each person who we know beneficially owns more than five percent of our common stock;
•	Each of our named executive officers;
•	Each of our directors and nominees for the board of directors; and
•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 82,846,105 shares of common stock outstanding at March 31, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2014, and restricted stock units (“RSUs”) held by that person that vest within 60 days of March 31, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
FMR LLC(1)	10,323,526	12.5
UBS AG(2)	8,665,528	10.5
Entities affiliated with Houstonic Partners(3)	6,758,736	8.2
Entities affiliated with Benchmark Capital(4)	5,850,740	7.1
Wellington Management Company, LLP(5)	5,078,407	6.1
ClearBridge Investments, LLC(6)	4,652,272	5.6
Named Executive Officers and Directors:
Michael A. Smerklo(7)	4,373,444	5.1
Ashley F. Johnson(8)	183,470	*
David S. Oppenheimer	1,000	*
Jay R. Ackerman(9)	247,383	*
Richard J. Campione(10)	125,610	*
Christine A. Heckart(11)	42,889	*
Robert G. Ashe(12)	21,875	*
Steven M. Cakebread(13)	284,147	*
Bruce W. Dunlevie(14)	6,104,986	7.4
James C. Madden(15)	229,458	*
Marc F. McMorris	—	*
Thomas F. Mendoza(16)	63,333	*
Barry D. Reynolds(17)	6,758,736	8.2
All executive officers and directors as a group(11 persons)(18)	18,392,442	21.2

*	Represents beneficial ownership of less than one percent (1%).
(1)	Based solely on information reported by FMR LLC on Schedule 13G/A filed on February 14, 2014, FMR LLC, in its capacity as a parent holding company, has sole voting power with respect to 529,960 shares and sole dispositive power with respect to 10,323,526 shares reported as beneficially owned through multiple entities to which it is a direct or indirect parent. Edward C. Johnson 3rd, as chairman of FMR, has sole dispositive power with respect to all reported shares. The address for FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Based solely on information reported by UBS AG on Schedule 13G/A filed on February 13, 2014, UBS AG, in its capacity as a bank and parent holding company, has sole voting power with respect to 8,075,352 shares and sole dispositive power with respect to 8,665,528 shares. The shares are beneficially owned by the UBS Global Asset Management division of UBS AG and its subsidiaries and affiliates on behalf of its clients. The address for these entities is Bahnhofstrasse 45, P.O. Box CH-8021, Zurich, Switzerland.
(3)	Based solely on information reported by the Housatonic entities on Schedule 13G/A filed on February 6, 2014 which included (i) 3,874,303 shares owned by Housatonic Micro Fund SBIC, L.P. (“HMF SBIC”); (ii) 2,757,322 shares owned by Housatonic Equity Investors IV, L.P. (“HEI IV”); and (iii) 127,111 shares owned by Housatonic Equity Investors IV, L.P. (“HEI IV”). Housatonic Micro Partners SBIC, L.L.C. (“HMP SBIC”), the general partner of HMF SBIC, has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. Housatonic Equity Partners IV, L.L.C. (“HEP IV”), the general partner of HEI IV and HEA IV, has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. The address for these entities is One Post Street, Suite 2600, San Francisco, California 94104.
(4)	Based solely on information reported by the Benchmark entities on Schedule 13G/A filed on February 12, 2014, Benchmark Capital Management Co. V, L.L.C. (“BCMC V”) has sole voting and dispositive power with respect to 5,850,740 shares of which (i) 4,476,535 are directly owned by Benchmark Capital Partners V, L.P. (“BCP V”); (ii) 545,811 are directly owned by Benchmark Founders’ Fund V, L.P. (“BFF V”); (iii) 104,503 are directly owned by BFF V-A (“BFF V-A”); (iii) 82,232 are directly owned by BFF V-B (“BFF V-B”); and (iv) 641,659 are held in nominee form for the benefit of persons associated with BCMC V. Alexandre Balkanski, Bruce W. Dunlevie, Peter Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock, the members of BCMC V, the general partner of BCP V, BFF V, BFF V-A and BFF V-B, may be deemed to have shared voting and dispositive power with respect to these shares. The address for these entities is 2965 Woodside Road, Woodside, California 94062.
(5)	Based solely on information reported by Wellington Management Company, LLP on Schedule 13G filed on February 14, 2014, Wellington Management Company, LLP (“Wellington”), in its capacity as an investment advisor, has shared voting power with respect to 4,374,429 shares and shared dispositive power with respect to 5,078,407 shares. The shares are held of record by clients of Wellington. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(6)	Based solely on information reported by ClearBridge Investments, LLC on Schedule 13G filed on February 14, 2014, ClearBridge Investments, LLC (“ClearBridge”), in its capacity as an investment advisor, has shared voting and dispositive power with respect to 4,652,272 shares. The interest of ClearBridge Small Cap Growth Fund, an investment company managed by ClearBridge, was reported as 4,108,207 shares. The address for ClearBridge is 620 8th Avenue, New York, New York 10018.
(7)	Consists of (i) 150,000 shares held of record by Mr. Smerklo; (ii) 150,000 shares of restricted stock held of record by Mr. Smerklo which vest ratably on February 7, 2015 and February 7, 2016; (iii) 200,000 shares of restricted stock held of record by Mr. Smerklo which are subject to the achievement of performance conditions and will only vest if the Company has achieved certain revenue and annual contract value goals as of December 31, 2015; (iv) 939,954 shares held of record by Mr. Smerklo as trustee for The True North Trust dated July 25, 2008; (v) 231,440 shares held of record by Mr. Smerklo as trustee of the 2010 Michael Smerklo Grantor Retained Annuity Trust dated November 23, 2010; and (vi) 2,702,050 shares exercisable within 60 days of March 31, 2014.
(8)	Consists of (i) 28,602 shares held of record by Ms. Johnson; and (ii) 154,868 shares exercisable within 60 days of March 31, 2014.
(9)	Consists of 247,383 shares exercisable within 60 days of March 31, 2014.
(10)	Consists of (i) 30,819 shares held of record by Mr. Campione; and (ii) 94,791 shares exercisable within 60 days of March 31, 2014.
(11)	Consists of (i) 7,741 shares held of record by Ms. Heckart; and (ii) 35,148 shares exercisable within 60 days of March 31, 2014.
(12)	Consists of 21,875 shares exercisable within 60 days of March 31, 2014.
(13)	Consists of 284,147 shares exercisable within 60 days of March 31, 2014.
(14)	Consists of (i) the shares listed in footnote (4) above, which are held by the Benchmark Capital entities; (ii) 185,619 shares held of record by Mr. Dunlevie’s family trust for which he serves as a trustee; and (iii) 68,627 shares owned directly by a limited liability company controlled by Mr. Dunlevie.
(15)	Consists of 229,458 shares exercisable within 60 days of March 31, 2014.
(16)	Consists of (i) 60,000 shares held of record by Mr. Mendoza; and (ii) 3,333 shares issuable upon vesting of restricted stock units within 60 days of March 31, 2014.
(17)	Consists of the shares listed in footnote (3) above, which are held by the Housatonic entities. Mr. Reynolds is a managing or general partner of the Housatonic entities that directly or indirectly hold such shares, and as such, shares voting and dispositive power with respect to shares held by one or more of the entities affiliated with Housatonic Partners.
(18)	Includes (i) 14,654,537 shares beneficially owned by our executive officers and directors; (ii) 3,734,572 shares exercisable within 60 days of March 31, 2014; and (iii) 3,333 shares issuable upon vesting of restricted stock units within 60 days of March 31, 2014.

OTHER MATTERS

We know of no other matters to be submitted at the 2014 annual meeting. If any other matters properly come before the 2014 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

THE BOARD OF DIRECTORS

San Francisco, California
April 28, 2014